UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 20, 2004

Date of Report (Date of earliest event reported)

U.S.I. Holdings Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-50041	13-3771733
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

555 Pleasantville Road, Suite 160 South

Briarcliff Manor, NY 10510

(Address of principal executive offices)

(914) 749-8500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.

On December 16, 2004, the Company’s Board of Directors approved a plan to reduce ongoing operating expenses. The plan is expected to result in annual cost savings of approximately $5 million, before taxes, in 2005. The majority of the cost savings will be attributable to the Company’s Insurance Brokerage segment. In conjunction with the plan, the Company expects to take a cash charge estimated at approximately $11 million, before taxes, principally in the fourth quarter of 2004. The charge will cover, in approximately equal parts, employee severance, lease termination costs and service contract terminations. The actual amount of the fourth quarter charge will depend on the Company’s ability to execute the severance arrangements and other contract terminations by year-end.

Additionally, the Company’s Board of Directors approved a plan to sell some operations in the Company’s Insurance Brokerage and Specialized Benefits Services segments that exhibit significant earnings volatility or that are not considered core to the Company’s long term business strategy. It is expected that the Company will record a loss on disposal estimated at between $10 million and $13 million, before taxes, in the fourth quarter of 2004 to adjust the carrying value of these operations to their estimated fair value. The exact amount of the loss will depend on the year-end carrying value of the related assets and liabilities and management’s estimate of fair value, however the non-cash portion of the charge is expected to be approximately $10 million and the remaining $3 million is estimated to be cash-based. The historical and ongoing results of operations for these entities will be reclassified to discontinued operations and it is expected that this charge will also be recorded in discontinued operations. The operations to be sold are expected to have revenues of approximately $5 million and a net loss of between $1 million and $2 million in 2004.

Item 8.01. Other Events.

On December 20, 2004, U.S.I. Holdings Corporation issued a press release regarding acceleration of margin improvement efforts, reduction of 2004 earnings guidance and other matters. A copy of the press release is furnished and attached as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

99.1	Press release dated December 20, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 21, 2004

U.S.I. HOLDINGS CORPORATION

By:	/s/ ERNEST J. NEWBORN, II
Name:	Ernest J. Newborn, II
Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT NUMBER
99.1	Press release dated December 20, 2004.